CORRECTED CERTIFICATE OF AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                        THE SINGING MACHINE COMPANY, INC.


         THE SINGING MACHINE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 20, 1998, which contains and inaccurate record of the corporate action taken therein, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

         2.       The inaccuracy in said Certificate is as follows:

         3. The Certificate is corrected to read in its entirety as follows:

                            "CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        THE SINGING MACHINE COMPANY, INC.

                  THE SINGING MACHINE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: that pursuant to an order entered by the United States Bankruptcy Court for the Southern District of Florida, Case No. 97-22199-BKC-RBR, on March 17, 1998, the Company has adopted a resolution dated March 23, 1998, amending Article IV of its Certificate of Incorporation to fix the aggregate number of shares of capital stock that the Company shall have the authority to issue at Eleven Million shares (11,000,000).

                  RESOLVED, that the Certificate of Incorporation of The Singing Machine Company, Inc. be amended by deleting the first paragraph of Article Four to the Certificate of Incorporation of the Company and to insert the following in its place and stead:

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                  "The aggregate number of shares of all classes of capital
         stock that this Company shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Nine Million Nine Hundred Ninety Thousand (9,990,000) shares of Common Stock, par value $.01 per share (the "Common Stock"); and (ii) One Hundred Thousand (100,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"); and One Million Shares (1,000,000) shares of Preferred Stock, par value $1.00 per (the "Preferred Stock").

                  Reverse Stock Split. Upon the Effective Date, each share of the Company's then issued and outstanding common stock shall be converted on a basis of one (1) share for each ten (10) shares of common stock outstanding ("Reverse Stock Split"). No fractional shares will be issued and stockholders who would be entitled to receive fractional shares because they held a number of shares not evenly divisible by ten, will be entitled to receive, in lieu of such fractional shares, shares based on rounding to the nearest whole shares. For purposes of this paragraph, the term "Effective Date" shall mean March 31,1998.

                  SECOND: that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 303 of the General Corporation Law of the State of Delaware.


                  The Singing Machine Company, Inc. has caused this Corrected Certificate of Amendment to be signed by John Klecha, its authorized officer, this 4th day of April 2001. This amendment was approved by the United States Bankruptcy Court for the Southern District of Florida, Case No. 97- 22199-BKC-RBR, in an order entered on March 17, 1998.

                            By: /s/ John Klecha
                               -------------------------------------------------
                                John Klecha, President, Chief Operating Officer, and Chief Financial Officer




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